Exhibit 10.26

DOLEX ENVIOS EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and among DolEx Envios, S.A. de C.V., a Sociedad Anonima de Capital Variable (stock corporation) organized and existing under the laws of Mexico (the “Company”), and Raul Limon (“Employee”). This Agreement shall not be effective until the Closing Date of the Agreement and Plan of Merger, dated as of August 10, 2003, among Global Payments, Inc., a Georgia corporation (“Parent”), GP Ventures, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent, Latin American Money Services, LLC            , the Shareholders (as defined therein), the DolEx Class B Minority Shareholders (as defined therein), and Advent International Corporation, as Shareholder Representative and Guarantor (as defined therein), Advent Management Latin American Limited Partnership and Advent International Limited Partnership, as Additional Guarantors (as defined therein) (the “Merger Agreement”). “Closing Date” shall have the definition ascribed to it in the Merger Agreement. All of the Company’s obligations hereunder are conditional upon (1) the closing of the Merger Agreement and (2) the voluntary resignation by Raul Limon from Dolex Dollar Express, Inc., the termination of the employment agreement between Raul Limon and Dolex Dollar Express, Inc. dated September 28, 2000, and a release of Dolex Dollar Express, Inc. for all claims arising out of the employment agreement or the employment relationship in the form attached hereto as Exhibit A. If the Merger Agreement is terminated or if the condition described in part (2) of the foregoing sentence is not fulfilled simultaneously with the closing of the Merger Agreement, this Agreement shall be null and void as if it were never executed.

WITNESSETH:

In consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee covenant and agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth. The Employee commits himself to render his personal services to the Company, in the domicile located at Mexico City, Mexico or at a mutually agreeable place in the future.

2. Term. The term of this Agreement (the “Employment Term”) shall commence on the Closing Date of the Merger Agreement and is entered for an unspecified term and may be terminated as provided in Section 8 hereof or as otherwise provided in accordance with Federal Labor Law.

3. Duties and Responsibilities.

Position. Employee shall serve as the Chief Executive Officer of the DolEx business unit (“DolEx”). Employee shall perform all duties consistent with such position, and shall accept all responsibilities as may be assigned him by his direct line management and the board of directors of the Company, and shall cooperate fully with his direct line management and the board of directors of the Company. The Employee shall be bound to carry out any other work related to his main obligation and shall always abide by the instructions and guiding principles established by the Company’s board of directors and his line management. Pursuant to the Company’s and DolEx’s activities and considering the nature of his duties, the Employee is bound to perform his services anywhere within Mexico, or in the United States, and shall do his job in any other position without prejudice to his wages.

Discharge of Duties. During the Employment Term, Employee agrees faithfully and diligently to discharge and carry out his duties and responsibilities under this Agreement, shall use his best efforts to implement the plans, programs, objectives, and the guiding policies established by the Company’s board of directors and shall devote his full and exclusive business time, attention, energy and skill to the business of the Company, to the promotion of the Company’s interests, and to the fulfillment of

Employee’s obligations under this Agreement. The foregoing shall not be construed as preventing Employee from making investments in or being on boards of directors of other companies or enterprises, provided that Employee agrees not to become engaged in any other activity which may interfere with his ability to discharge his duties and responsibilities hereunder. Employee further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the board of directors of the Company. Company may relieve Employee of any or all of his duties for any period of time so long as it continues to pay employee salary and benefits as provided in this Agreement.

Employee’s Representations and Covenants. Employee represents and covenants to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or any similar agreement, covenant, understanding or restriction which would prohibit Employee from executing this Agreement and performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee hereunder.

Authority. Employee specifically acknowledges and agrees that, during the Employment Term, he shall not have the right or authority to assume or create any obligation, duty, liability or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company or any of its parents, affiliates, or subsidiaries in any matter whatsoever, except as may be specifically authorized by his direct line management, the guiding policies established by the Company’s board of directors and the bylaws of the Company.

4. Compensation.

Annual Salary. Subject to the terms of this Agreement, as compensation for all services rendered by Employee hereunder, the Company shall pay Employee gross base salary at an annual rate of 2,364,592 Mexican pesos (“Base Salary”). Such salary shall be paid bi-weekly (90,945.85 Mexican pesos per pay period), or at any other intervals consistent with the Company’s then current payroll policy, so long as Employee shall be employed by the Company under this Agreement. Employee’s salary will be reviewed at intervals consistent with salary reviews of other Company employees at the same grade level as Employee. In addition, Employee shall be entitled to continue to receive 117,000 Mexican pesos per year tuition allowance (4,500 Mexican pesos per bi-weekly pay period) and 291,044 Mexican pesos per year rental assistance (11,194 Mexican pesos per bi-weekly pay period).

Reimbursements. In addition to the compensation set forth in subparagraph (a) above, the Company shall, pursuant to the Company’s practices or procedures, reimburse Employee for all reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement and vouched to the reasonable satisfaction of the appropriate officers of the Company in accordance with the Company’s policy and practice.

Vacations and Premium. The Employee shall enjoy vacations for each year of services rendered, as provided in Article 76 of the Federal Labor Law (Ley Federal del Trabajo), having understood that said vacation period will be granted for each year of services heretofore rendered to the Company and/or DolEx and each year of service rendered to the Company under this Agreement. In no event shall Employee be entitled to less than twenty days of vacation per year. The Employee will receive a premium of 25% of Base Salary corresponding to said vacation period.

Christmas Bonus. Employee shall receive payment of four weeks of his Base Salary for each complete year of services or the proportional amount thereof as a Christmas bonus, which shall be paid by the Company before the twentieth of December of the relevant year.

5. Bonuses and Stock Options.

Bonuses. Unless such bonus has already been paid by the Closing Date, Employee shall be eligible for a bonus for calendar year 2003 pursuant to the existing Company bonus plan less any profit sharing the Company is legally obligated to pay Employee. Employee has represented to the Company that such bonus is paid at the sole discretion of the Company and there are no defined parameters or objectives that govern the payment of such bonus. As of January 1, 2004 (assuming the Closing Date has already occurred), Employee will have the opportunity to earn an annual bonus in accordance with the Company’s then current plan. For the five months remaining in fiscal year 2004 (1/1/2004—5/31/2004), Employee’s bonus opportunity shall be the amount equal to 625,000 Mexican pesos less any profit sharing the Company is legally obligated to pay Employee. Such amount was calculated by multiplying 1,500,000 pesos by 5/12. If the Closing Date occurs after January 1, 2004, the bonus opportunity amount shall be adjusted accordingly. For fiscal years commencing on or after June 1, 2004, Employee will have the opportunity to earn an annual bonus in accordance with the Company’s then current plan. Any such bonus shall be reduced by the amount the Company is legally obligated to remit in profit sharing. . Employee must be an active employee on the day bonuses are paid to be eligible to receive a bonus. Payment of such bonus will be based upon the Company’s overall performance against certain objectives and upon Employee’s business results against individual and business unit goals and objectives established by the Company. Employee acknowledges and agrees that he is not entitled to receive any other bonus or amount except as specifically stated herein and the amounts mentioned herein covers all of the work performed, and that he shall not claim payment of any amount. Employee’s execution of this Agreement shall constitute a release for the Company for any other salary or benefits not specifically mentioned herein to which Employee might be entitled for his services rendered up to that date.

Stock Options. Employee shall receive a one-time grant of options to purchase stock in Global Payments, Inc. (“GPN”) in connection with the beginning of his employment. The number of options shall be determined by dividing 1,500,000 by the closing price of GPN stock on the Closing Date. The exercise price of the options shall be the closing price of GPN stock on the Closing Date. Employee may receive additional stock option grants during the Employment Term in accordance with the Company’s then current policies. The Company’s policies regarding stock option grants will be similar to the policies for Global Payments, Inc. and its other subsidiaries.

6. Shift. Day off. Overtime.

(a) Shift. The Employee shall work a 40-hour workweek, which will be distributed in accordance to employee’s responsibilities and duties. These working hours shall apply from Monday to Friday of each week, as provided in Article 59 of the Federal Labor Law.

(b) Weekly days off. The Employee shall enjoy two weekly days off with full paid salary; both parties agree that the days off shall be the Saturday and Sunday of each week; the day off salary is included in the amount set forth in section 4(a) hereof, which is a bi-weekly salary.

(c) Compulsory days off. The Employee shall enjoy the compulsory days off laid down in the Federal Labor Law, provided with full paid salary.

(d) Overtime. The Employee may not work overtime without the Company’s prior written consent and order. Should the Employee have to work beyond his regular working hours, he shall previously secure the Company’s order to which this clause refers. Without such order, he shall not be paid any amount for his work beyond the legal working hours.

7. Employee Benefits.

Employee shall be entitled to participate in any and all employee benefit programs maintained by the Company and consistent with other Company employees at the same grade level as Employee, including vacation, holiday and sick leave benefits, in accordance with the terms and conditions of such employee benefit programs, to the extent prescribed for the position then held by Employee as set forth in such programs or in the resolutions of the Company’s board of directors establishing such programs, and subject to the terms and conditions set forth therein. During the Employment Period, Employee and Employee’s family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company, if any (“Welfare Plans”). In addition, Employee shall have use of an automobile leased by the Company in accordance with the Company’s then current automobile policy.

8. Termination; Effect of Termination.

(a) Termination. This Agreement, the employment of Employee pursuant hereto and Employee’s compensation hereunder (except as specifically provided in this Section 8) shall terminate upon the first to occur of the following events (the “Date of Termination”):

The death of Employee;

The date on which the Company shall give written notice to Employee of termination of his employment hereunder by reason of his physical or mental incapacity. Employee shall be deemed to be physically or mentally incapacitated for purposes of this section according to the determination made by the Instituto Mexicano del Seguro Social (Mexican Social Security Institute);

The date on which the Company shall give written notice to Employee of termination for “cause” (as defined in Article 47 of Mexico’s Federal Labor Law) which notice shall specify the Cause for which Employee’s employment is being terminated and in compliance to what is established in the aforementioned article;

The date on which the Company shall give notice to Employee of termination without “cause”; or

Voluntary termination as a consequence of employee’s written resignation from his position.

(b) Termination Compensation. All termination payments will be made in accordance to what is established under Mexico’s Federal Labor Law. In addition, if this Agreement is terminated by Company pursuant to the provisions of Section 8(a)(iv), all stock options granted to the Employee that would have vested within two years from the Date of Termination shall be accelerated and shall vest as of the Date of Termination. Employee shall have ninety (90) days from the Date of Termination to exercise any vested stock options.

9. Confidentiality.

All Confidential Information and Trade Secrets (as such terms are defined below), and all physical embodiments thereof learned, received or developed by Employee are confidential to and are and will remain the sole and exclusive property of the Company and Employee hereby expressly assigns any and all of his right, title and interest in and to the Confidential Information and Trade Secrets to the Company. Employee will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information or Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information or Trade Secrets known by Employee to lose its character or cease to qualify as Confidential Information or Trade Secrets. Upon request by the Company, Employee will promptly deliver to the Company all property belonging to Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in Employee’s custody, control or possession. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information or Trade Secrets disclosed to or learned by

Employee prior to the date hereof and will continue and be maintained by Employee (i) with respect to Confidential Information, the Employment Term and a term of three (3) consecutive years thereafter, and (ii) with respect to Trade Secrets, at any and all times following the termination of this Agreement so long as such remain Trade Secrets. As used herein, “Confidential Information” means confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to Employee or of which Employee became aware as a consequence of or through his employment by the Company or through consulting for the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that (w) has been voluntarily disclosed to the public by the Company, (x) has been independently developed and disclosed to the public by others, (y) otherwise enters the public domain through lawful means, or (z) is lawfully and rightfully disclosed to Employee following the date hereof by another party without an obligation to keep it confidential. As used herein, “Trade Secrets” shall have the meaning ascribed to it by the Georgia Trade Secrets Act, as amended from time to time. Trade Secrets shall specifically include, without limitation, customer lists, information relating to the design, manufacture, application, know-how, research and development relating to the Company’s present, past or prospective products and/or computer programs. Nothing herein shall limit definitions of “trade secrets” or confidential information” or any of the Company’s protections or remedies provided under federal, state, or local law. Failure to comply with this obligation shall cause the rescission of this employment agreement as provided in Article 47 of the Federal Labor Law and the application of the penalties set forth in Articles 210 and 211 of the Penal Code for the Federal District or the corresponding articles of the diverse penal codes of the Republic of Mexico.

10. Non-Compete.

In addition to any obligations of Employee under the Merger Agreement, Employee agrees that, for the Restricted Period after the Date of Termination, Employee will not, without prior written consent of the CEO of Global Payments, Inc., directly or indirectly, seek or obtain a Competitive Position in the Restricted Territory with a Competitor. In addition to any obligations of Employee under the Merger Agreement, during the Employment Term and for two (2) years thereafter, Employee will not, without prior written consent of the CEO of Global Payments, Inc., directly or indirectly, operate, manage or own any interest in any Competitor or engage in the provision of Competitive Services in the Restricted Territory. The terms “Competitive Position”, “Restricted Territory” and “Competitor” shall have the same meanings as ascribed to them in the Merger Agreement. For the purposes of Section 10, 11, and 12 of this Agreement, the Restricted Period shall be defined as two years after the Date of Termination unless the Company elects to terminate this Agreement pursuant to the terms of Section 8 (a) (iv) in which the event the Restricted Period shall be the amount of time used to calculate the payment due pursuant to the first sentence of Section 8(b).

11. Non-Solicitation.

In addition to any obligations of Employee under the Merger Agreement, Employee agrees that, during the Employment Term and for the Restricted Period after the Date of Termination, Employee will not, without prior written permission of the Chief Executive Officer of Global Payments, Inc., for himself or on behalf of or in conjunction with any other person, partnership, firm, or corporation, (a) solicit any customer or potential customer which Employee had, alone or in conjunction with others, served, solicited or otherwise had material contacts with on behalf of the Company (or its parents, affiliates, or subsidiaries) during his employment to purchase products or services competitive to the products and services of the Company (or its parents, affiliates, or subsidiaries) (b) directly or indirectly, solicit or induce (i) any settlement agent listed on Schedule 4.8(b)(iv) to the Merger Agreement or (ii) any other settlement agent which Employee had, alone or in conjunction with others, served, solicited or otherwise had material contacts with on behalf of the Company (or its parents, affiliates, or subsidiaries) during his employment to terminate its contractual relationship with the Company or any of its parents, affiliates or subsidiaries, or to enter into any relationship where such settlement agent will provide Competitive Services on behalf of any Person (other than the Company, its parents, affiliates, or subsidiaries). The terms “Competitive Services” and “Person” shall have the meaning ascribed to them in the Merger Agreement.

12. Non-Recruitment of Employees.

In addition to any obligations of Employee under the Merger Agreement, during the Employment Term and for the Restricted Period after the Date of Termination, Employee agrees that he will not, directly or indirectly, solicit or induce any Protected Employee or Independent Contractor to terminate his or her employment, independent contractor, or consultant relationship with the Company or with any of its parents, affiliates, or subsidiaries or to enter into employment, independent contractor or consulting relationship with any other Person where the Protected Employee or Independent Contractor will provide Competitive Services on behalf of any Person other than the Company, its parents, affiliates, and subsidiaries. The terms “Protected Employee or Independent Contractor”, “Competitive Services”, and “Person” shall have the meaning ascribed to them in the Merger Agreement.

13. Rights to Materials.

All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, and the like (together with all copies thereof) relating to the Company (or to any parent, affiliate, or subsidiary of Company), which Employee shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties hereto, remain the sole property of the Company or the applicable parent, affiliate, or subsidiary. Upon the termination of his employment or upon the prior demand of the Company, Employee shall immediately return all such materials and shall not retain any copies, abstracts, summaries, or renderings thereof, or thereafter cause removal thereof from the premises of the Company.

14. Inventions, Discoveries and Improvements.

All inventions, discoveries and improvements, whether patentable or unpatentable, made, devised or discovered by Employee, whether by himself or jointly with others, during his employment, which relate or pertain in any way to the Company, shall inure to the benefit of the Company and become and remain its sole and exclusive property, in accordance to Article 163 of the Federal Labor Law. Employee agrees to execute an assignment to the Company or its nominee of his entire right, title and interest in and to such inventions, discoveries and improvements, and to execute any other instruments and documents that may be requested by the Company for the purpose of applying for and obtaining patents with respect thereto in the United States and in all foreign countries. Employee further agrees, whether or not in the employ of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any patent claims or any litigation or other proceedings involving any such inventions, discoveries, or improvements.

15. Works Made for Hire.

The Company and Employee acknowledge that in the course of Employee’s employment by the Company, Employee may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, films, tapes or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after normal Company hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by Employee, and Employee shall cooperate with the Company in the protection of the Company’s copyrights therein and, to the extent deemed desirable by the Company, the registration of such copyrights.

16. Withholding.

Notwithstanding any term or provision of this Agreement, all amounts payable by the Company hereunder shall be subject to withholding of such sums related to taxes, garnishments or other legal obligations as the Company may reasonably determine it should withhold pursuant to applicable law, regulation, decree or judgment.

17. Contents of Agreement; Manuals and Assignment.

(a) Entire Agreement; Amendment. This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by Employee and the Company and executed on the Company’s behalf by a duly authorized officer.

(b) Policy. Employee acknowledges that, from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

(c) Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee.

18. Survival.

Notwithstanding the expiration or termination of this Agreement for any reason whatsoever, Employee’s obligations under Sections 9, 10, 11, 12, 13 14 and 15 hereof shall survive such expiration or termination and shall remain in full force and effect to the extent required to give full effect to the covenants and agreements contained in such sections, and the provisions for equitable relief against Employee hereof shall continue in force.

19. Miscellaneous.

a. Waiver; Delay. No remedy conferred upon the Company or Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company or Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Employee from time to time and as often as may be deemed expedient or necessary by the Company or Employee in its sole discretion.

b. General Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If any portion of the covenants in Sections 9, 10, 11, 12, 13, 14, or 15 is found to be unenforceable because of its breadth or scope, the court interpreting such provision shall modify that provision to render it enforceable to the greatest extent allowed by law.

c. General Entitlement to Equitable Relief. The Employee acknowledges and agrees that if a violation of any covenant contained in Sections 9, 10, 11, 12, 13, 14, or 15 occurs or is threatened, such violation or threatened violation will cause irreparable injury to the Company, that the Company’s remedy at law for any such violation or threatened violation or any other breach of Employee’s covenants and agreements under this Agreement will be inadequate, and that the Company shall be entitled to appropriate equitable relief with respect thereto. The Employee further acknowledges and agrees, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such violation, threatened violation or breach.

d. Headings. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

e. Notice. Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail, registered or certified mail, postage prepaid, addressed as follows:

If to the Company, to:	DolEx Envios, S.A. de C.V.
Four Corporate Square
Atlanta, Georgia 30329-2009
Attn: Corporate Secretary

If to Employee, to:	Raul Limon
Progreso 25, Depto. 501-D
Col. Escandón,
México D.F., 11800

For the purposes of Article 25 of the Federal Labor Law, the Company declares that it is a Mexican company engaged according to the Laws of the Republic of Mexico and is engaged in a money transmitting business, domiciled at Periferico Sur 3343, Piso 6 Colonia San Jeronimo Lidice CP 10200 Mexico D.F. and the Employee declares that he is a Mexican national, 47 years old, married, domiciled at Progreso 25, Depto. 501-D, Col. Escandón, México D.F., 11800, which he declares further is his address for service of process purposes under the Federal Labor Law, this agreement and the relations hereunder. The Employee shall advise the Company of any change of address; if he fails to do so, he accepts that any process served at said address shall be valid.

f. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

g. Confidential Employee. As a consequence of the confidential nature of the activities that the Employee will be performing and that consequently, both parties agree that said person is, and for all legal purposes will be considered as a confidential employee.

h. Training and Instruction. The Company shall train and instruct the Employee as provided in the Federal Labor Law pursuant to the training and instruction program agreed upon with and approved by the Mexican Federal Labor authorities.

i. Governing Law. Both parties agree that everything which is not expressly provided for hereunder shall be governed by the Federal Labor Law of Mexico and that for every thing regarding the construction, execution and fulfillment of this Agreement they expressly submit to the jurisdiction and competence of the Conciliation and Arbitration Board of the City of Mexico City.

j. Additional Employees. During the Employment Term, the Company shall employ a driver, a personal assistant, and a secretary to assist Employee, provided that all of the costs to the Company in connection with the employment of the three individuals does not exceed 340,000 Mexican pesos per year. Such amount shall be subject to an annual percentage increase in an amount consistent with the Company’s then current policies endorsed by the Company’s board of directors.

IN WITNESS WHEREOF, Employee and the Company have executed and delivered this Agreement on the date first above written.

THE COMPANY:

DolEx Envios, S.A. de C.V.

By:

Title:

EMPLOYEE:

(SEAL)

Exhibit A

Mexico City, on the      day of                      2003

DOLEX DOLLAR EXPRESS, INC./DOLEX ENVIOS, S.A. DE C.V.,

P r e s e n t.

Through this letter, I wish to confirm to you that today is the last day I will render my services, since this is convenient to my interests. I therefore resign to the position and work that I have been performing on your behalf.

Likewise and in the remote case that any labor relationship was generated between myself and Latin America Money Services, LLC or any other subsidiary or affiliated company of the aforementioned and/or any director, officer, employee or agent of said companies, through this communication I voluntarily terminate any such relationship which may have generated.

This full release of responsibilities is as a consequence that any activity which I may have performed in favor of said companies and/or individuals was as part of my obligations while performing my services for DOLEX DOLLAR EXPRESS, INC. AND/OR DOLEX ENVIOS, S.A. DE C.V.

I use this opportunity to thank you for the attentions I received during the time I rendered my services.

Sincerely,

MR. RAUL LIMON

Witness	Witness

GOOD FOR: $

I received from DOLEX DOLLAR EXPRESS, INC. AND/OR DOLEX ENVIOS, S.A. DE C.V., the amount of: $             (             00/100 pesos). This amount includes: $             as payment for the proportionate part of vacation time; $             as payment for vacation premium; $             as payment for the proportionate part of my Christmas Bonus; $             as salary and $             as full payment for any other benefit to which I might have had a right to receive from DOLEX DOLLAR EXPRESS, INC. AND/OR DOLEX ENVIOS, S.A. DE C.V.,

during the time I rendered my services, or due to the voluntary termination of my Individual Labor Agreement. From the above-mentioned amount, the following are deducted: $             as payment for Income Tax, thereby leaving a net amount of $            which I am in receipt of.

While receiving the amount indicated herein, I express my conformity with the voluntary termination of my Individual Labor Agreement, without any responsibility to DOLEX DOLLAR EXPRESS, INC. AND/OR DOLEX ENVIOS, S.A. DE C.V.; therefore, I state that DOLEX DOLLAR EXPRESS, INC. AND/OR DOLEX ENVIOS, S.A. DE C.V.does not owe me any amount for ordinary and/or extraordinary salaries, vacations, vacation premium, Christmas bonus, over time, or any other benefit or right derived from or originated by my Individual Labor Agreement, or by the law. Therefore, I grant the most ample release of obligations required by law to DOLEX DOLLAR EXPRESS, INC. AND/OR DOLEX ENVIOS, S.A. DE C.V., and I do not reserve the right to exercise any action, of any nature whatsoever against the above-mentioned company.

Furthermore, in this act I expressly recognize that at no time I was an employee or perform personal and/or subordinate services to Latin American Money Services, LLC or to any subsidiary or affiliated company of the aforementioned or to any director, officer, employee or agent of the same. In the case such labor relationship was generated, through this document I grant a full release of responsibilities and obligations that proceed according to Mexican law to said companies and/or individuals.

Mexico City, Mexico, on the    day of                    2003

MR. RAUL LIMON

AMENDMENT AGREEMENT

EXECUTED, ON THE ONE HAND, BY DOLEX ENVIOS, S.A. DE C.V. (HERINAFTER THE “COMPANY”) AND, ON THE OTHER, MR. RAUL LIMON (HEREINAFTER THE “EMPLOYEE”), PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS:

WHEREAS, the COMPANY and the EMPLOYEE executed an Employment Agreement (the “Employment Agreement”), effective as of the Closing date of the Merger Agreement (as these terms are defined under the Employment Agreement) For reference, a copy of the Employment Agreement is attached hereto as Exhibit “I”

WHERAS, each of the parties hereto desires to amend the Employment Agreement as set forth herein, so as to include the acknowledgment of the seniority of the Employee.

In view of the foregoing considerations, the parties hereby agree to the following:

CLAUSES:

FIRST. DEFINITIONS. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning giving [sic] to them in the Employment Agreement.

SECOND. PURPOSE. The parties hereby add to the Employment Agreement the following provision:

For all legal effects, the Company acknowledges to the Employee seniority since September 30, 2000.

THIRD.-RATIFICATION – Except for the amendments made in Clause Second above, the parties agree and acknowledge that all the other provisions of the Employment Agreement shall remain in full force and effect in the terms originally agreed.

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement hereto on November 12, 2003.

The Company:	The Employee:

Dolex Envios, S.A. de C.V.

By:
Title:

SECOND AMENDMENT AGREEMENT

EXECUTED, ON THE ONE HAND, BY DOLEX ENVIOS, S.A. DE D.V. (HEREINAFTER THE “COMPANY”) AND, ON THE OTHER, MR. RAUL LIMON (HEREINAFTER THE “EMPLOYEE”), PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS:

WHEREAS, the COMPANY and the EMPLOYEE executed an Employment Agreement (the “Employment Agreement”), effective as of the Closing Date of the Merger Agreement (as these terms are defined under the Employment Agreement).

WHEREAS, each of the parties hereto desires to amend the Employment Agreement as set forth herein.

In view of the foregoing considerations, the parties hereby agree to the following:

CLAUSES:

FIRST. DEFINITIONS. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning given to them in the Employment Agreement.

SECOND. PURPOSE.

(A)	Section 4(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(a) Annual Salary. Subject to the terms of this Agreement, as compensation for all services rendered by Employee hereunder, the Company shall pay Employee base salary at an annual rate of three hundred seventeen thousand five hundred dollars US (US$317,500.00) (“Base Salary”). Such salary shall be paid bi-weekly in Mexican pesos using, for each payment, the exchange rate on the date the payroll is prepared, so long as Employee shall be employed by the Company under this Agreement. Employee’s salary will be reviewed at intervals consistent with salary reviews of other Company employees at the same grade level as Employee.”

(B)	The following sentence is deleted from Section 5(a) in its entirety:

“For fiscal years commencing on or after June 1, 2004, Employee will have the opportunity to earn an annual bonus in accordance with the Company’s then current plan.”

And replaced with the following language:

“For the fiscal year beginning June 1, 2004, Employee will have the opportunity to earn an annual bonus in the amount of one hundred fifty thousand dollars US (US$150,000.00). For fiscal years beginning June 1, 2005, Employee will have the opportunity to earn an annual bonus in accordance with the Company’s then current plan. Employee’s bonus will be paid in Mexican pesos using the exchange rate on the date the payroll for such bonus is prepared.”

THIRD. RATIFICATION. Except for the amendments made in Clause Second above, the parties agree and acknowledge that all the other provisions of the Employment Agreement, including without limitation the remaining sentences in Section 5(a), shall remain in full force and effect in the terms originally agreed.

IN WITNESS WHEREOF, the parties have executed this Second Amendment Agreement hereto on August 16, 2004.

The Company:		The Employee:

Dolex Envíos, S.A. de C.V.

By:	/s/ Raul Limon
Raul Limon
Title: